Exhibit 99.1

Accelerate Diagnostics Announces Preliminary First Quarter Financial Results and Provides COVID-19 Business Updates; Schedules First Quarter 2020 Financial Results Conference Call for May 7, 2020

TUCSON, Ariz., Apr. 15, 2020 /PRNewswire/ -- Accelerate Diagnostics, Inc. (NASDAQ: AXDX), today announced preliminary financial results for the quarter ending March 31, 2020 and provided a business update regarding the impact of the ongoing COVID-19 pandemic on the Company’s operations. The Company also announced that it will report full results for the quarter ending March 31, 2020 after the market close on Thursday, May 7, 2020.

Net sales for the first quarter of 2020 are expected to be $2.3 million, compared to $1.8 million in the first quarter of 2018. As a result of the uncertainty surrounding the duration of the COVID-19 pandemic and related customer impact, the Company is withdrawing the 2020 annual financial guidance it provided on January 15, 2020.

“During the first quarter, utilization within our existing base of live Pheno instruments continued to prove both durable and predictable, and test kit sales grew meaningfully year-over-year. However, the evolving COVID-19 pandemic has limited our access to hospital customers, which has significantly slowed our momentum in new instrument placements and in bringing existing contracted instruments live,” commented Jack Phillips, Chief Executive Officer of Accelerate Diagnostics, Inc. “However, we are eager to play a role in the fight against this devastating virus, and, to that end, we are excited to announce our commercial collaboration agreement with BioCheck, Inc. to distribute its serology-based SARS-COV-2 antibody tests in the U.S. and EMEA. While the financial impact of this partnership remains uncertain, we are excited to add this test to our portfolio of live-saving products, which we will continue to deliver to as many patients and healthcare providers as possible.”

2020 First Quarter Financial and Operational Highlights

▪	Added 13 net new global commercially contracted instruments, including 21 new U.S. contracted instruments.
▪	Live U.S. Pheno instruments at the end of the first quarter were 197, with another 239 U.S. contracted Pheno instruments not yet live.
▪	Net sales for the first quarter are expected to be approximately $2.3 million, compared to $1.8 million in the first quarter of 2019.
▪	Net cash used in the quarter was $16.4 million, and the Company ended the quarter with total cash, investments, and cash equivalents of $92.0 million.
▪	As disclosed in a press release dated April 14th, 2020, Accelerate Diagnostics, Inc. entered into a commercial collaboration agreement with BioCheck, Inc., San Francisco, U.S., including their affiliate, Sophonix Ltd., Beijing, China, to sell serology-based SARS-COV-2 antibody tests (IgG and IgM) in the U.S. and EMEA.

First Quarter 2020 Results Conference Call Information

The company will report full financial results for the first quarter of 2020 after the market close on Thursday, May 7, 2020. The company’s management will host a conference call at 4:30 p.m. Eastern Time that same day to review the results.

To listen to the audio webcast online, visit ir.axdx.com. A replay of the audio webcast will be available until August 7, 2020.

To listen by phone, dial +1.877.883.0383 and enter the conference ID: 8692081

International participants may dial +1.412.317.6506. Please dial in 10-15 minutes prior to the start of the conference. A replay of the call will be available by telephone at +1.877.344.7529 (U.S.) or +1.412.317.0088 (international) using the replay code 10141855 until May 21, 2020.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno® system and Accelerate PhenoTest® BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA-cleared system and kit fully automate the sample preparation steps, enabling phenotypic antibiotic susceptibility results in about 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient, days earlier.

The "ACCELERATE DIAGNOSTICS" and "ACCELERATE PHENO" and "ACCELERATE PHENOTEST" and diamond shaped logos and marks are registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks and uncertainties, including those described in our periodic reports and other filings with the U.S. Securities and Exchange Commission (the "SEC"). Examples of forward-looking statements include our estimate of first quarter 2020 net sales, and any implication that consumable kit revenue will prove to be durable and predictable in the future, particularly during this unprecedented pandemic. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Anticipated results only reflect information available to us at this time and may differ from actual results. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned "Risk Factors" in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2020, and in any other reports that we file with the Securities and Exchange Commission from time to time. Except as required by federal securities laws, we undertake no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.